UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 6, 2011

SONA RESOURCES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-145879	68-0676667
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

2/41 Timurty Om Housing Society Sion, Chunnabhatti Mumbai, India, 400022
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code:  91 9820600 700

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01.	Entry Into a Material Definitive Agreement.

On June 6, 2011, Sona Resources, Inc., a Nevada corporation (the “Company”), entered into a voluntary share exchange transaction with Marine Drive Technologies Inc., a corporation organized under the laws of Canada (“MDT”) pursuant to a Share Exchange Agreement (the “Exchange Agreement”) by and among the Company, on the one hand, and MDT and the sole shareholder of MDT (the “Selling Shareholder”), on the other hand.

At the closing of the transactions contemplated by the Exchange Agreement (the “Closing”), the Company will issue 5,000,000 shares of its common stock (the “Shares”) to the Selling Shareholder in exchange for 100% of the issued and outstanding capital stock of MDT (the “Exchange Transaction”).  MDT will become the Company’s wholly owned subsidiary, and the Company will acquire the business and operations of MDT.

The Shares will be held in escrow pursuant to the terms of an escrow agreement, the terms of which shall be agreed upon between the Company and the Selling Shareholder prior to the Closing, which shall, among other things provide for the release of fifty (50%) percent of the Shares on the one-year anniversary of the Closing and the release of the remainder of the Shares on the two-year anniversary of the Closing, in each case subject to the achievement of certain revenue and other milestones to be agreed upon between the Company and the Selling Shareholder prior to the Closing.

The Exchange Agreement contains customary representations, warranties, and conditions to closing.  The following description of the terms and conditions of the Exchange Agreement and the transactions contemplated thereunder that are material to the Company does not purport to be complete and is qualified in its entirety by reference to the full text of the Exchange Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated by reference into this Item 1.01.

Section 9 - Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit
Number	Description

2.1	Share Exchange Agreement, dated June 6, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 9, 2011	SONA RESOURCES, INC.

	By:	/s/ Ajeeta Pinheiro
Ajeeta Pinheiro
Chief Executive Officer, President and Director